EXHIBIT 99.1

STATEMENT REQUIRED BY 18 U.S.C. § 1350

In our capacities as Chief Executive Officer and Controller of MFIC Corporation (The “Company”) we hereby certify based on our respective knowledge that: (a) the enclosed Quarterly Report on Form 10-Q for the period ended June 30, 2002 as filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 and (b) the information contained in such Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of The Company as of and for the periods covered in the Quarterly Report.

/s/ Irwin J. Gruverman
Irwin J. Gruverman
Chief Executive Officer

/s/ Dennis P. Riordan
Dennis P. Riordan
Controller